Exhibit 99.1

PRESS RELEASE

Dick’s Sporting Goods Announces Consent Solicitation

PITTSBURGH, Pa., December 9, 2004 — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today that it has commenced a solicitation of consents to an amendment to the indenture related to its 2.375% Senior Convertible Notes due 2024 (CUSIP Nos. 253393AA0 and 253393 AB 8) (the “Notes”).

The indenture for the Notes currently prohibits the Company from paying cash upon a conversion of the Notes if an event of default, as defined in the indenture, has occurred and is continuing at that time. The Company is seeking consents from holders of the Notes to amend the indenture to eliminate this prohibition.

The record date for the consent solicitation is 5:00 p.m., New York City time, on December 9, 2004. The consent solicitation will expire at 5:00 p.m., New York City time, on December 22, 2004, unless extended. The Company is offering a consent fee of $1.69 per $1,000 original principal amount at maturity of the Note to each holder of record as of the record date who has delivered (and has not revoked) a valid consent prior to the expiration of the consent solicitation. The Company’s obligation to accept consents and pay the consent fee is conditioned, among other things, on the receipt of consents from holders of at least a majority in original principal amount at maturity of the outstanding Notes.

For a complete statement of the terms and conditions of the consent solicitation and the amendment to the indenture, holders of the Notes should refer to the Consent Solicitation Statement dated December 9, 2004, which is being sent to all holders of record of the Notes as of the record date. Questions from holders regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to Georgeson Shareholder, the Information Agent for the consent solicitation, at (866) 873-6992 (toll free) or the Solicitation Agent for the consent solicitation, Merrill Lynch & Co. at (888) 654-8637.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 as filed with the Securities and

Exchange Commission on April 8, 2004. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of October 30, 2004, the Company operated 233 stores in 32 states primarily throughout the Eastern half of the U.S. under the Dick’s Sporting Goods and Galyan’s names.

Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines, EVP – Chief Financial Officer or
Jeffrey R. Hennion, SVP – Strategic Planning
724-273-3400
investors@dcsg.com